Exhibit 10.16
January 29, 2009
Ms. Cynthia Murray
2407 Stanmore Drive
Houston, TX 77019
Dear Cynthia:
It is with great pleasure that we offer you the opportunity to join Chico’s FAS, Inc. as our Brand President for Chico’s. As you are aware, Chico’s is a fast-growing respected organization within which this position is a key driver of our success. As one of the top specialty retailers we offer tremendous opportunity for personal and professional growth. Please let this letter serve as an offer to join Chico’s FAS, Inc. and your acceptance of that offer. The following outlines the specifics:

Title:	Brand President – Chico’s

Reporting to:	President & CEO

Base Salary:	$600,000.00 annually

Start Date:	TBD

Sign On:	$100,000.00, payable within 30 days of start date, less applicable taxes (contingent upon receipt of signed repayment agreement).

Management Bonus Plan:	Target of 80% of base salary earned during the performance period, which is contingent upon the achievement of corporate financial objectives. The terms of the bonus, including eligibility, payouts and objectives, may be modified from time to time. You will be provided a bonus guarantee of 50% of target payable in March 2010.

Stock Options:	100,000 non-qualified stock options at Fair Market value to be issued during the first open window period for stock acquisition after your date of hire. These options will vest over a 3-year period, with one-third vesting each year on the anniversary of the grant date. You will be eligible for additional equity grants as determined by management.

Restricted Stock:	A one-time grant of 30,000 shares of restricted stock to be issued during the first open window period for stock acquisition after the grant date of hire. These shares will vest over a three-year period with one-third vesting each year on the anniversary of the grant date. You will be eligible for additional equity grants as determined by management.

Severance:	Per the terms of the Chico’s Fas, Inc. Executive Severance Plan, if we terminate your employment without cause, you shall receive an amount equal to twelve months of your annual base salary. (Please refer to attached Summary Plan Document.)

Time Off:	You will be eligible for 20 days of Paid Time Off (PTO) for each full year of employment. This is an accrued benefit that you start to earn on your date of hire.

Annual Review:	You will be eligible for the FY10 performance appraisal process prorated for time in position.
You will also be eligible to participate in Chico’s FAS, Inc. comprehensive benefits program outlined below:

Group Insurance Plan:	Medical/Dental/Vision

Eligibility Date: Effective your first day of active employment

Life Insurance:	Chico’s provides term insurance equal to 1X your base salary; in addition Chico’s provides accidental death and dismemberment insurance equal to 1X your base salary. Supplemental insurance is available for purchase.

Eligibility Date: Effective your first day of active employment

401(k) Plan:	Eligible deferral of 1-100% of your compensation (subject to an IRS maximum), with a match of 50% of the first 6% of compensation you defer. You will be able to roll over existing qualified funds immediately.

Eligibility Date: First quarter after 12 months of employment

Deferred Compensation Plan:	As a highly compensated Associate of Chico’s, you will be immediately eligible to participate in the Chico’s Deferred Compensation Plan. You will have the opportunity to defer pre-tax compensation (less applicable FICA/Medicare tax withholding). You may defer up to 80% of your base salary payable during the current calendar year, and up to 100% of your bonus.

Stock Purchase Plan:	Opportunity to purchase Chico’s stock directly from the company, two times a year, in March and September.

Eligibility Date: First offering period following one year of employment.

Relocation:	In order to ensure a successful relocation, Chico’s FAS, Inc. will provide the relocation assistance as detailed in the attached Tier I Relocation Program. In accordance with this relocation policy, you will receive a miscellaneous allowance of $10,000 less applicable taxes.

We hope you view this opportunity as a chance to have a positive impact on Chico’s while enjoying a challenging and rewarding career. Nonetheless, please understand that Chico’s FAS, Inc. is an at-will employer. That means that either you or Chico’s are free to end the employment relationship at any time, with or without notice or cause. By accepting our offer of employment, you acknowledge the at-will nature of our relationship. This offer is contingent upon the successful completion of references and background check. Additionally, you represent that you are not a party to any agreement that would bar or limit the scope of your employment with us. Finally, the offer is specifically contingent on the approval of the company’s Board of Directors which, while expected, cannot be guaranteed.
We are looking forward to having you on our Chico’s team. Let me be the first to welcome you aboard! We are sure you will find it a challenging and rewarding experience.
If you have any questions, please feel free to call me at (239) 274-4145.

Regards,
David F. Dyer
President & CEO